PORTLAND, OR / ACCESSWIRE / April 28, 2022 / NutraNomics, Inc. (OTC PINK:NNRX) is pleased to announce that the formal acquisition of DHS Development, Inc. dba The Plant is now finalized.

General details of the transaction are as follows:

Through the Regulation A as a financial instrument, NutraNomics has committed a minimum capital investment of $6.5M over a 12 month disbursement schedule. This capital will primarily fund the purchase of necessary production equipment, provide for tenant improvements to the manufacturing and cultivation facilities for ongoing production of goods, fund additional labor requirements and will support the ongoing purchase of raw materials for use in the manufacturing process.

•In exchange for 100% of The Plant, NutraNomics equity positions were extended to the existing stakeholders of The Plant as a form of "stock swap".

•As founders of The Plant, the three majority stakeholders will remain on as top management executives for the company. These members have intricate knowledge of food and plant-based sciences, with extensive executive leadership experience. Additionally, they will all receive appointments to the NutraNomics Board of Directors. Detailed introductions of these executives and their new roles under the new corporate structure will follow in a subsequent press release.

•NutraNomics is preparing to meet SEC guidelines with an audit by a PCAOB registered certified public accountant. NutraNomics is engaged and proceeding forward with some of the nation's top auditing firms and will be sharing details in the weeks and months to come. The PCAOB standards seek to ensure that registered CPA firms comply with Sarbanes-Oxley and SEC reporting and disclosure standards. We believe this will prepare the company for long-term gains inside of the OTC market and beyond.

•NutraNomics' Q1 Regulation A Investment of $1.435M in combination with its contributions to operational support into The Plant has resulted in significant accomplishments to date. Currently utilizing just 22% of the 30,000 sq. ft. manufacturing facility, the company is on an impressive annualized run-rate expected to exceed $5.4 million, conducting only sales related to contract manufacturing and co-packing services at this time.

Complementary to these efforts, edibles manufacturing will come on-line in May along with a strategic focus on R&D for numerous additional products including beverage powders, tablets and infused pre-rolls. This will put production at approximately 50% capacity over the next three to five months, with an additional ten more shifts to be onboarded. The goal of the organization is to triple its production run-rate in 2022 in order to achieve 3x its current sales revenue attainment. NutraNomics will be supporting The Plant with top executive talent, along with its continuation of the funding schedule throughout the next 11 months to further production expansion.

The company's production is constantly ramping up and currently sits at 50,000 units per week, and this number is expected to double in the upcoming months. The organization has also increased its sales orders to thirty-seven over the last three months. To manage all this growth, The Plant has quadrupled its Administrative and Production Personnel this quarter, and employee headcount of 80 employees is expected to grow by at least 50% over the next 90 days. Manufacturing production output is poised for compound growth.

"The organization is poised for a great start.", says Jonathan Bishop, NutraNomics' CEO. "Our core leadership is among the very best in this industry in their respective fields, and we couldn't be better positioned for success into the future".

Expect more news to come as the company continues to grow.

About NutraNomics, Inc.

At NutraNomics, Inc. (OTC:NNRX), we are committed to excellence in organic plant-based nutritional science and innovation. That was our stance when we began in 1996, and it is still our stance today.
NutraNomics Website: https://www.nutranomics.com
NutraNomics Twitter: https://www.twitter.com/nutranomicsinc

Forward-Looking Statements

Any statements made in this press release which are not historical facts contain certain forward-looking statements; as such term is defined in the Private Security Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update the information contained in any forward-looking statement. This press release shall not be deemed a general solicitation.

SOURCE: NutraNomics, Inc.